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Exhibit 3.1

SECOND RESTATED
CERTIFICATE OF INCORPORATION

OF

EARTHLINK, INC.

        EarthLink, Inc. (the "Corporation"), a corporation duly organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1.     The name under which the Corporation was originally incorporated is WWW Holdings, Inc.

        2.     The original Certificate of Incorporation was filed with the Secretary of State of Delaware on September 21, 1999 and its Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 2, 2000.

        3.     The Corporation hereby certifies that this Second Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (the "DGCL").

        4.     The Board of Directors of the Corporation, at a meeting duly called and held on October 23, 2003, adopted the resolutions set forth below in accordance with Section 151(g) of the General Corporation Law of the State of Delaware:

    Resolved, that the Board of Directors (the "Board") hereby determines that none of the authorized shares of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Convertible Preferred Stock (collectively, the "Preferred Stock") issued subject to the respective certificates of designation (the "Certificates of Designation") are outstanding as of the date hereof and that none of the authorized shares of Preferred Stock will be issued subject to the Certificates of Designation in the future.

    Resolved, that the Board hereby determines to eliminate the Certificates of Designation from the Amended and Restated Certificate of Incorporation in accordance with Section 151(g) of the DGCL.

        5.     This Second Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Amended and Restated Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Second Restated Certificate of Incorporation, other than the elimination of the Certificates of Designation and the integration into a single instrument of all the provisions of the Amended and Restated Certificate of Incorporation that have heretofore been filed with the Secretary of State of Delaware and are now in effect and operative.

        6.     The text of the Second Restated Certificate of Incorporation of the Corporation hereby is restated to read in its entirety as follows:

ARTICLE 1. NAME

        The name of the Corporation is EarthLink, Inc. (the "Corporation").

ARTICLE 2. REGISTERED OFFICE AND AGENT

        The address of the Corporation's registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE 3. PURPOSES AND POWERS

        The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL") and to possess and exercise all of the powers and privileges granted by such law.

ARTICLE 4. CAPITAL STOCK

        The total number of shares of capital stock that the Corporation is authorized to issue is four hundred million (400,000,000), divided into two classes as follows:

        (a)   three hundred million (300,000,000) shares of common stock, $.01 par value per share ("Common Stock"); and

        (b)   one hundred million (100,000,000) shares of preferred stock, $.01 par value per share ("Preferred Stock").

        Common Stock.    The holders of Common Stock shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Corporation under the DGCL. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth herein.

        Preferred Stock.    The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Second Restated Certificate of Incorporation, to provide for the issuance, without stockholder approval, of shares of Preferred Stock in series, and by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

        (1)   The number of shares constituting that series and the distinctive designation of that series; and

        (2)   The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; and

        (3)   Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

        (4)   Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; and

        (5)   Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and

        (6)   Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and

        (7)   The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

        (8)   Any other relative rights, preferences and limitations of that series.

        The Board of Directors established a series of preferred stock of the Corporation designated as Series D Junior Preferred Stock, with a par value of $0.01 per share, and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in this Second Restated Certificate of Incorporation, are set forth in Appendix I hereto.

ARTICLE 5. BOARD OF DIRECTORS

        The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

        (1)   The initial number of directors shall be thirteen (13) and thereafter the number of directors of the Corporation shall be not less than two (2) and not more than seventeen (17), the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least a majority of all outstanding shares entitled to be voted in the election of directors, voting together as a single class.

        (2)   The Board of Directors shall be divided into three classes (designated as Class I, Class II, and Class III), as nearly equal in number as possible. The initial term of Class I directors shall expire at the annual meeting of stockholders in 2000, that of Class II director shall expire at the annual meeting in 2001, and that of Class III directors shall expire at the annual meeting in 2002, and in all cases as to each director until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death or incapacity.

        (3)   Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified. Except as set forth below with respect to vacancies and newly created directorships, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The directors of the Corporation shall not be required to be elected by written ballots.

        (4)   If the number of directors is changed by resolution of the Board of Directors pursuant to this Article 5, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of an incumbent director.

        (5)   Nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors, or by any stockholder of record entitled to vote generally in the election of directors; provided, however, that any stockholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by the United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to any election to be held at the Annual Meeting of Stockholders, 90 days in advance of such meeting, and (ii) with respect to any election for directors to be held at a Special Meeting of Stockholders, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth:

  (A)    the name and address of the stockholder of record who intends to make the nomination and of the person or persons to be nominated;

  (B)    a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

  (C)    a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

  (D)    such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then-current proxy rules of the Securities and Exchange Commission if the nominees were to be nominated by the Board of Directors; and

  (E)    the consent of each nominee to serve as a director of the Corporation if so elected.

        The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        (6)   Any vacancy on the Board of Directors that results from an increase in the number of directors, from the prior death, resignation, retirement, disqualification or removal from office of a director, or otherwise shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining director, or by the stockholders of the Corporation if the Board of Directors has not filled the vacancy. Any director elected to fill a vacancy resulting from the prior death, resignation, retirement, disqualification or removal from office of a director shall have the same remaining term as that of his or her predecessor.

        (7)   At any meeting of stockholders with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed, with or without cause, by the affirmative vote of the holders of a majority of all outstanding shares entitled to be voted at an election of directors, except that if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors.

        (8)   Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an Annual or Special Meeting of Stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Restated Certificate of Incorporation or the resolutions of the Board of Directors creating such class or series, as the case may be, applicable thereto.

        The invalidity or unenforceability of this Article 5 or any portion hereof, or of any action taken pursuant to this Article 5, shall not affect the validity or enforceability of any other provision of this Second Restated Certificate of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article 5.

ARTICLE 6. LIMITATION OF LIABILITY; INDEMNIFICATION

        The directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL as from time to time in effect and any other provisions of Delaware law.

        A director of the Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for those specific breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such personal liability of directors. The modification or repeal of this paragraph of Article 6 shall not adversely affect the restriction hereunder of a director's personal liability for any act or omission occurring prior to such modification or repeal.

        The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation's Bylaws. The modification or repeal of this paragraph of Article 6 shall not adversely affect the right of indemnification of any director or officer hereunder with respect to any act or omission occurring prior to such modification or repeal.

ARTICLE 7. AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

        The Corporation reserves the right, at any time and from time to time, to alter, amend or repeal any provision contained in this Second Restated Certificate of Incorporation, and to add or insert other provisions authorized by the DGCL, in the manner now or hereafter prescribed by the laws of the State of Delaware, except that Article 5, Article 6 and this Article 7 may not be altered, amended or repealed except by the affirmative vote of at least two-thirds (2/3) of the shares entitled to vote thereon and the affirmative vote of a majority of the members of the entire Board of Directors. The Board of Directors of the Corporation is hereby expressly authorized to make, amend, repeal or otherwise alter the Bylaws of the Corporation. All rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 7.

[Signatures on Following Page]

        IN WITNESS WHEREOF, the Corporation has caused this Second Restated Certificate of Incorporation to be executed by Charles G. Betty, its President, Chief Executive Officer, and by Samuel R. DeSimone, Jr., its Secretary, this the 23rd day of October, 2003.

EARTHLINK, INC.
	By:	/s/ CHARLES G. BETTY Charles G. Betty President, Chief Executive Officer
ATTEST:
/s/ SAMUEL R. DESIMONE, JR. Samuel R. DeSimone, Jr. Secretary

[Signature Page to Second Restated Certificate of Incorporation]

APPENDIX I

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF SERIES D JUNIOR PREFERRED STOCK

        The designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Series D Junior Preferred Stock, and the qualifications, limitations or restrictions thereof are as follows:

        Section 1. Designation and Amount. The shares of such series of the Corporation's preferred stock shall be designated as "Series D Junior Preferred Stock" (the "Junior Preferred Stock"), having a par value per share equal to $.01, and the number of shares constituting such series of Junior Preferred Stock shall be 300,000 shares, which amount of shares shall be reserved and issued only in connection with the Rights Agreement. Such number may be increased or decreased by the Board of Directors.

        Section 2. Dividends and Distributions. The shares of Junior Preferred Stock are entitled to an equal and ratable right to receive dividends, when, as and if, declared by the Board of Directors out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any senior series of preferred stock and after EarthLink has made provision for any required sinking or purchase funds for any series of preferred stock, on a pari passu basis with dividend rights of the Corporation's common stock, $.01 par value (the "Common Stock"), provided, that for purposes of dividend distributions hereunder, each one one-thousandth (1/1,000) of a share of Junior Preferred Stock shall be the equivalent of one share of Common Stock.

        Section 3. Voting Rights. Subject to the provision for adjustment hereinafter set forth, each one one-thousandth (1/1,000) of a share of Junior Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with holders of shares of Common Stock as one class on all such matters. Holders of shares of Junior Preferred Stock shall not have the right to cumulate their votes in the election of the Corporation's directors, and will have the voting rights and limitations applicable to holders of shares of Common Stock as set forth in the Second Restated Certificate of Incorporation.

        Section 4. Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, as set forth in the Second Restated Certificate of Incorporation, subject to the conditions and restrictions on issuance set forth herein.

        Section 5. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation Event"), the Junior Preferred Stock shall be entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of (i) all debts and liabilities of the Corporation, and (ii) the preferential rights of any series of preferred stock then outstanding, and before any such Liquidation Event distributions in respect of Common Stock, provided, that for purposes of Liquidation Event distributions hereunder, each one one-thousandth (1/1,000) of a share of Junior Preferred Stock shall be the equivalent of one (1) share of Common Stock.

        Section 6. Consolidation, Merger. A consolidation, share exchange, combination or merger of the Corporation with or into any other entity or entities, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50 percent (50%) of the outstanding voting power of the Corporation is transferred to one or more entities not previously affiliated with the Corporation (each a "Business Combination"), shall entitle the holder of each share of Junior Preferred Stock to receive the shares of stock, securities, cash, assets (or any combination thereof) or other consideration as may be issued or payable to the holders of each share of Common Stock pursuant to the terms of any Business Combination on an equal and ratable basis with the Common

Stock, provided, that for purposes of this Section 6, each one one-thousandth (1/1,000) of a share of Junior Preferred Stock shall be the equivalent of one (1) share of Common Stock.

        Section 7. Rank. Unless provided otherwise in documents creating a series of preferred stock of the Corporation after the date hereof, the Junior Preferred Stock shall rank junior to all series of the Corporation's preferred stock hereafter created that include rights preferential to the terms of the Junior Preferred Stock as set forth herein, and except with respect to distribution of the Corporation's assets upon a Liquidation Event as set forth in Section 5 hereof, the Junior Preferred Stock shall otherwise rank pari passu with the Common Stock in all respects including dividend rights and voting rights. Nothing herein shall preclude the Board of Directors from creating or authorizing any class or series of preferred stock ranking on parity with, senior to or junior to the Junior Preferred Stock as to payment of dividends, distribution of assets or otherwise.

        Section 8. No Redemption Rights. The Junior Preferred Stock shall not be subject to redemption or similar repurchase rights, either in favor of the Corporation or holders of shares of the Junior Preferred Stock.

        Section 9. No Conversion Rights. The Junior Preferred Stock shall not be subject to conversion into other security of the Corporation or any other conversion rights, either by the Corporation or holders of shares of the Junior Preferred Stock.

        Section 10. No Preemptive Rights. The Junior Preferred Stock shall not be subject to any preemptive rights.

        Section 11. Fractional Shares; Adjustment. Junior Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holders' fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Junior Preferred Stock.

        Section 12. Adjustment; Subdivision, Combination. In the event that the Corporation shall at any time after the Record Date effect a subdivision or combination or consolidation of the outstanding shares of Junior Preferred Stock (by stock split, reclassification or otherwise) into a greater or lesser number of shares of Junior Preferred Stock, then and in each such event, the aggregate amount to which the holder of each share of Junior Preferred Stock was entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Junior Preferred Stock outstanding immediately after such event, and the denominator of which is the number of shares of Junior Preferred Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time after the Record Date (i) declare any dividend on Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by stock split, reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the rights to which each one thousandth (1/1,000) of a share of Junior Preferred Stock was entitled prior to such event in Sections 2, 3, 5 and 6 hereof shall be adjusted as applicable by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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SECOND RESTATED CERTIFICATE OF INCORPORATION OF EARTHLINK, INC.
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES D JUNIOR PREFERRED STOCK